EXHIBIT 10.5

                                 CAFE LA FRANCE


                                                         As of February 1, 1997


Mr. Thomas W. DeJordy
174 Wentworth Avenue
Cranston, RI 02905

Re:    Amendment to Employment Agreement

Dear Tom:

       Reference is made to your employment agreement dated November 1, 1996 pursuant to which, among other things, you are entitled to an annual salary of $132,000 and to the grant of an incentive stock option for the purchase of 200,000 shares of Cafe La France common stock with an exercise price equal to the initial public offering price of Cafe's common stock upon completion of the Company's initial public offering. As you are aware, the above portions of your employment package were agreed to with the understanding that Schneider Securities would complete a "firm commitment" initial public offering with net proceeds in excess of $4 million pursuant to the letter of intent entered into last summer. Due to the termination of Schneider's letter of intent and the engagement of Earnhardt Co., Inc. to conduct a "best efforts" offering, we have agreed to mutually redefine the performance targets relative to your incentive stock option. Your cumulative salary deferrals will be repaid over a six month period in six equal consecutive monthly installments commencing after the "best efforts" offering raises $1.5 million of gross proceeds. In addition, until such time as the offering raises the amount of gross proceeds listed below, you have agreed to continue to defer the percentage of your salary rate set forth opposite the gross proceeds target:

      Gross Proceeds                                Percentage Salary Deferral
      --------------                                --------------------------
      Up to $1 million                                       100%
      $1 million to $1.5 million                              50%
      $1.5 million to $2 million                              25%
      Over $2 million                                          0%

       In addition, your incentive stock option will be granted for (i) 100,000 shares in the event the Company raises in excess of $1.5 million in gross proceeds in this offering (ii) 200,000 shares in the event (a) the Company raises in excess of $3.1 million in gross proceeds in this offering or (b) conducts a firm commitment underwriting or becomes listed on the Nasdaq SmallCap Market within two years of the date of this offering.

                                                    Very truly yours,

                                                    /s/ Thomas W. DeJordy

                                                    Thomas W. DeJordy, President

Acknowledged and Agreed to As of Date Above:

 /s/ Thomas W. DeJordy
----------------------------
Thomas W. DeJordy

TWD/rld